Exhibit 10.1

CONSULTANT:	■ John B. Green.
VERASTEM, INC. CONTACT:	■ Robert Forrester
EFFECTIVE DATE:	■ April 15, 2016

CONSULTING AGREEMENT

This Consulting Agreement (together with its attachments, this “Agreement”) made as of the date written above (the “Effective Date”) is between Verastem, Inc. a Delaware corporation having an address at 117 Kendrick Street, Suite 500, Needham, MA 02494 (the “Company”), and John B. Green (“Consultant”). The Company desires to have the benefit of Consultant's knowledge and experience, and Consultant desires to provide Consulting Services (defined below)  to the Company, all as provided in this Agreement.

1.          Consulting Services.  The Company hereby retains Consultant and Consultant agrees to provide Consulting Services to the Company (the “Consulting Services”) as it may from time to time reasonably request and as specified in the Business Terms attached to this Agreement as Exhibit A (“Business Terms”).  Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and the Company prior to implementation of such changes.

1.1        Performance.  Consultant agrees to render the Consulting Services to the Company, or to its designee, (a) at such reasonably convenient times and places as the Company may direct, (b) under the general supervision of the Company, and (c) on a best efforts basis.  Consultant will comply with all rules, procedures and standards promulgated from time to time by the Company with regard to Consultant’s access to and use of the Company’s property, information, equipment and facilities.  Consultant agrees to furnish the Company with written reports with respect to the Consulting Services if and when requested by the Company.

1.2        Third Party Confidential Information.  Consultant agrees not to use or disclose any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services without such third party’s express written consent.

1.3        Compliance with Policies.  If Consultant is a faculty member at or employee of a university or hospital (“Institution”) or of another company, Consultant represents and warrants that, pursuant to Institution’s or company’s policies concerning professional consulting and additional workload, Consultant is permitted to enter into this Agreement.  If Consultant is required by Consultant’s Institution to disclose to it any proposed agreements with industry, Consultant has made such disclosure.  If Institution’s prior approval of this Agreement is required by Institution policies, Consultant has obtained or will obtain and deliver to the Company, Institution’s consent on the form attached to this Agreement prior to commencing the Consulting Services.

1.4        Consultant Personnel.  In the event that others are, or may hereafter become, associated with Consultant or are used by Consultant in connection with the Consulting Services (“Consultant Personnel”), Consultant agrees to procure from them agreements containing obligations substantially identical in form and content to those contained in this Agreement, and Consultant agrees to cooperate with the Company in procuring execution by them of such assignments and other papers as may be required by the terms of this Agreement.

2.          Compensation.  In consideration for the Consulting Services rendered by Consultant to the Company, the Company agrees to pay Consultant the fees set forth in the Business Terms attached hereto.   Unless otherwise specified in the Business Terms, undisputed payments will be made by the Company within thirty (30) days from the Company’s receipt of Consultant’s invoice.  Invoices will contain such detail as the Company may reasonably require, and will be payable in U.S. Dollars in accordance with the terms and provisions of the Business Terms.  The Company will reimburse Consultant for reasonable and pre-approved business expenses incurred by Consultant in the performance of the Consulting Services as specified in the Business Terms.

3.          Inventions.

3.1        Definition.  “Inventions” means all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, gene sequences, cell lines, samples, chemical compounds, assays, biological materials, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that (a) result from the performance of the Consulting Services, and/or (b) result from use of facilities, equipment, supplies, Research Materials (defined below), or Confidential Information (defined below) of the Company.

3.2        Ownership.  Consultant will promptly disclose all Inventions in confidence to the Company. Consultant agrees to irrevocably transfer and assign and hereby does irrevocably transfer and assign to the Company or its successors or designees the entire right, title and interest now existing or that may exist in the future in and to all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary and moral rights in the United States and throughout the world (“Work Product”).  All Work Product will be the exclusive property of the Company.  Consultant agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment.  In the event that Consultant does not, for any reason, execute such documents within a reasonable time of the Company’s request, Consultant hereby irrevocably appoints the Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.  Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry.  Consultant retains no rights in the Work Product and agrees not to challenge the Company’s ownership of the rights embodied in the Work Product.  Consultant further agrees to assist the Company in every proper way to enforce the Company’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Company’s rights relating to the Work Product.

3.3        Moral Rights.  If Consultant has any rights, including without limitation “artist’s rights” or “moral rights” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against the Company. In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, commercialize, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

3.4        Research Materials.  For Consulting Services which involve laboratory work or experiments, “Research Materials” means all materials (a) furnished by the Company, (b)  developed by Consultant in connection with the Consulting Services, or (c)  the cost of which are reimbursed to Consultant by the Company.  Research Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials. Research Materials are the sole property of the Company.  Consultant agrees not to use or evaluate Research Materials for any purpose other than as directed by the Company, and not to transfer the Research Materials to any third party without the prior written consent of the Company.  Consultant will use the Research Materials in strict compliance with all laws and regulations.

3.5        Records.  Consultant shall make and maintain adequate and current written records of all Inventions, which records shall be available to and remain the property of the Company at all times.

3.6        Agreement with Institution.  This Agreement is made subject to the understanding that Consultant, if affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work.  It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant’s work at or for Institution or from Consultant’s use of certain of its facilities or intellectual property.  In performing the Consulting Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of such use is that any Inventions will not be assignable solely to the Company.  Use of Institution's telephone, fax machines or computers for communication purposes, however, will not constitute use of Institution's facilities under this Agreement.

3.7        Work at Third Party Facilities.  Consultant agrees not to make use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, and further agrees not to take any other action that would result in a third party owning or having a right in any Inventions, unless agreed upon in writing in advance by the Company.

4.          Confidential Information.

4.1        Definition.  “Confidential Information” means information with respect to the facilities and methods of  the Company, Research Materials, trade secrets, Inventions, systems, patents and patent applications, procedures, manuals, confidential reports, financial or legal information, business plans, prospects, or opportunities, personnel information, lists of customers and suppliers, and information of third parties provided by the Company to Consultant.  Confidential Information does not include information which (i) is in the public domain or which becomes part of the public domain through no wrongful act on Consultant’s part but only after it becomes so publicly known, (ii) is already in Consultant’s possession at the time of disclosure by the Company, other than by previous disclosure by the Company, as evidenced by written or electronic records, or (iii) that becomes known to Consultant through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records.

4.2        Obligations of Confidentiality.  Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of the Company, and it is agreed and understood that all Confidential Information shall remain the sole property of the Company. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence or terms of this Agreement or the fact that Consultant has this arrangement with the Company.   If required, Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice of such compulsory disclosure is given to the Company.  Consultant will exercise all reasonable precautions to protect the physical integrity and confidentiality of the Confidential Information, and will not remove any Confidential Information or copies or derivations thereof from the Company’s premises except to the extent necessary to fulfill the Consulting Services, and then only with the Company’s prior consent.  Consultant may disseminate or permit access to Confidential Information only to Consultant Personnel who have a need to know such Confidential Information in the course of the performance of their duties under this Agreement and who are bound to protect the confidentiality of the Confidential Information consistent with the terms of this Agreement. Consultant agrees to be responsible for any breach of this Agreement by any of the Consultant Personnel. The Company will be entitled to injunctive relief as a remedy for any breach of the terms of this Section 4.

4.3        Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive from third parties confidential and proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence in accordance with the Company’s obligations to such third party, and agrees not to disclose it to any person, firm or corporation or use it except in carrying out the Consulting Services for the Company consistent with the Company’s agreement with such third party.

5.          Restrictions.  While Consultant is engaged by the Company and for a period of twelve (12) months after the termination or cessation of such engagement for any reason, Consultant will not:

(i)        within the United States or any other geographic region in which Company conducts its business, and in any capacity, whether individually or as an employee, consultant, director, officer, agent, advisor or otherwise, for or on behalf of any entity (a “Competing Organization”), engage in any business activities that are competitive with any of the material business activities of Company, including without limitation the research, development, sale or marketing of any competitive product of Company, unless my duties at such Competing Organization do not include duties relating to any product, process, service or business activity that competes or is reasonably expected to compete with a material product, process, service or business activity in existence or being conducted, provided or developed by Company, and provided that I have delivered to Company a written statement, confirmed by my prospective employer or consulting client, as the case may be, describing my duties and stating that such duties are consistent with my obligations under this Agreement.  As used in this Section 5(i), “competitive” activities means discovering, developing or commercializing drugs that selectively target cancer stem cells, and “competitive” products means drugs that selectively target cancer stem cells.  ; or

(ii)        recruit, solicit or hire any consultants of the Company or any person who was a consultant of the Company during the twelve (12) month period prior to the termination of Consultant’s engagement by the Company, or induce or attempt to induce any of the Company’s employees to terminate their employment with, or otherwise cease or diminish their relationship with, the Company or accept employment with anyone else.

6.          Representations and Warranties.

6.1        No Conflicts.  Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services.  During the Term (as defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.  Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

6.2        Absence of Debarment.    Consultant represents that (a) neither Consultant nor any Consultant Personnel has been debarred, and to the best of Consultant’s knowledge is not under consideration to be debarred, by the U.S. Food and Drug Administration (“FDA”) from working in or providing consulting services to any pharmaceutical or biotechnology company under Section 306(a) or 306(b) of the federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. §§ 335a(a) and 335a(b)); (b) no debarred person will in the future be employed by Consultant to perform any services hereunder in connection with any application for approval of a drug by the FDA; and (c) neither Consultant nor any Consultant Personnel has a conviction on their record for which a person can be debarred as decribed in Sections 306(a) or 306(b) of the federal Food, Drug and Cosmetic Act.  Consultant further represents and warrants that should Consultant or any Consultant Personnel be convicted in the future of any act for which a person can be debarred as described in Sections 306(a) or 306(b) of the federal Food, Drug and Cosmetic Act, Consultant shall immediately notify Company of such conviction in writing.

6.3        Assignment of Ownership in Work Product.  Consultant represents and warrants that (i) Consultant has the right and unrestricted ability to assign the Work Product to the Company as set forth in Section 3 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (ii) the Work Product has not heretofore been published in whole or in part; and (iii) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary or intellectual property right of any person, whether contractual, statutory or common law.

6.4        Compliance with Law.  Consultant covenants that the services to be provided hereunder shall be in compliance with all applicable laws, rules and regulations. Consultant acknowledges that Consultant is subject to the Company’s insider trading policy, a copy of which has been provided to Consultant.

6.5        No Conflicting Agreements.  Consultant represents that Consultant’s performance of all the terms of this Agreement and as a provider of services to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to or during  this Agreement, and Consultant has not and will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or other third parties.  When performing the Consulting Services, Consultant  agrees to use only such materials and information of any kind that Consultant has rightfully obtained and that are not considered proprietary or confidential by any third party unless agreed to otherwise by the Company in writing.

7.          Term and Termination.

7.1        Term.  This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms (the “Term”), unless sooner terminated pursuant to the express terms of this Section 7 or extended by mutual agreement of the parties.

7.2        Termination for Breach.  If either party breaches in any material respect any of its obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within ten (10) days after receipt by that party of written notice of the breach.

7.3        Termination by Either Party.  Either party may terminate this Agreement (a) immediately at any time upon written notice to the other party in the event of a breach of this Agreement by non-terminating party which cannot be cured (for example, breach of the confidentiality obligation) and/or (b) at any time without cause upon not less than thirty (30) days’ prior written notice to the other party.

7.4        Effect of Expiration/Termination.  Upon expiration or termination of this Agreement, neither the Company nor Consultant will have any further obligations under this Agreement, except (a) for liabilities accrued through the date of termination, and (b) the obligations under Sections  3, 4, 5, 6, 7 and 8 hereof will survive. Upon expiration or termination, and in any case upon the Company’s request, Consultant will return immediately to the Company all tangible Confidential Information, including all copies, reproductions and derivations thereof, and shall delete any such Company Confidential Information from Consultant’s computer storage or any other media (including, but not limited to, online and off-line libraries).

8.          Miscellaneous.

8.1        Independent Contractor.  All Consulting Services will be rendered by Consultant as an independent contractor, and this Agreement does not create an employer-employee, partnership, agency or joint venture relationship between the Company and Consultant.  Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular Company employees. Consultant will not in any way represent herself to be an employee, partner, joint venturer, or agent of the Company. Consultant is not authorized to make any representation, contract, or commitment on behalf of the Company or incur any liabilities or obligations of any kind in the name of or on behalf of the Company.  Consultant shall work independently, without day-to-day direction from the Company, and may adopt such arrangements as Consultant desires with regard to the details of the Consulting Services performed under this Agreement, the hours during which the Consulting Services will be provided, and the place or places where the Consulting Services are to be furnished; provided that: (a) such arrangements, details, hours and location of services shall be consistent with the proper accomplishment of the agreed objectives of the Company; and (b) such services by Consultant shall be performed in a manner calculated to obtain the most satisfactory results for the Company.

8.2        Taxes.  Consultant and the Company agree that the Company will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file income reporting and other forms consistent with such status.  Consultant agrees that, as an independent contractor, neither Consultant nor Consultant’s employees are entitled to unemployment benefits in the event this Agreement terminates, or to workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement.  Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and Consultant’s employees.  The Company will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099 if and to the extent required by law.  Consultant is solely responsible for, and will timely file, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein.  The Company will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law. Consultant will provide the Company with Consultant’s taxpayer identification number or social security number, as applicable.  Consultant agrees to indemnify the Company and its affiliates and hold them harmless from and against any loss, cost, liability or expense (including attorney’s fees) incurred by the Company or any of its affiliates on account of any breach of Consultant’s obligations under this Section 9, or on account of any tax treatment of Consultant by taxing authorities inconsistent with the terms hereof.

8.3        Use of Name.  Consultant consents to the use by the Company of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with and contributions to the Company.

8.4        Assignability and Binding Effect.  The Consulting Services to be rendered by Consultant are personal in nature.  Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder.  In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person except to Consultant Personnel as provided for under this Agreement.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.  The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company.

8.5        Headings.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

8.6        Notices.  Any notices or other communications from one party to the other will be in writing and will be given by addressing the same to the other at the address or facsimile number set forth in this Agreement.  Notices to the Company will be marked “Attention: General Counsel”. Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class Registered or Certified Mail prepaid, return receipt requested, (b) sent by any reputable commercial courier, delivery confirmation requested, (c) delivered personally, or (d) if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.

8.7        Amendment.  This Agreement may be amended or modified only by a writing signed by authorized representatives of both parties.

8.8        No Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall be been mutually assented to in writing by both parties.  The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter.  The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

8.9      Severability. In the event that any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

8.10      Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

8.11      Governing Law/Jurisdiction.  All disputes related to or arising out of this Agreement shall be resolved in the state or federal courts of the Commonwealth of Massachusetts, to whose exclusive jurisdiction each party hereby consents.  This Agreement will be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

8.12      Remedies.  Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach or threatened breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, an award of its attorney’s fees incurred, and such other and further relief as may be proper. Consultant and the Company further agree that no bond or other security shall be required in obtaining such equitable relief.

8.13      Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the Effective Date.

VERASTEM, INC.

By:	/s/ Daniel Paterson

Name:	Daniel Paterson

Title:	Chief Operating Officer

duly authorized

CONSULTANT:

By:	/s/ John B. Green

Name:	John B. Green.

Title:	Consultant

INSTITUTION ACKNOWLEDGEMENT

AND CONSENT FORM

Verastem, Inc. (the “Company”) is prepared to enter into the foregoing Agreement with the consultant named on the preceding signature page (“Consultant”).  The Company recognizes that as a member of the institution named below (“Institution”), Consultant is responsible for ensuring that any consulting agreement Consultant enters into with a for-profit entity is not in conflict with the patent, consulting or other policies of Institution.  The proposed Agreement requires Consultant, if required by Institution policies, to disclose the proposed Agreement to Institution and/or to obtain Institution’s consent to enter into the proposed Agreement.

Institution hereby acknowledges and consents to Consultant entering into the foregoing Agreement.

INSTITUTION:

By

Print Name

Title
duly authorized

Date

EXHIBIT A

BUSINESS TERMS

1.          Consulting Services:

Consultant will render those services on a schedule to be determined by mutual arrangement between Consultant and the Company.  In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.          Compensation:

As full compensation for the Consulting Services rendered during the Term, the Company will pay Consultant $200 per hour.

On the last day of each calendar month, Consultant will invoice the Company for Consulting Services rendered and expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to the following address:

Accounts Payable

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Or by email to: ap@verastem.com

3.        Term:

This Agreement will be for an initial term of 12 months beginning on the Effective Date, and may be extended for additional periods, at the Company’s option and with Consultant’s consent.